Exhibit 107
Calculation Filing Fee Table
Form S-8
(Form Type)
Valmont Industries, Inc.
(Exact Name of Registrant as Specified on Charter)
Table I:    New Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $1.00 per share	Other	2,000,000 shares	$264.66	$529,320,000	0.0000927	$49,067.96
Total Offering Amounts					$529,320,000		$49,067.96
Total Fee Offsets							$0
Net Fee Due							$49,067.96

(1)	Covers shares of Common Stock, par value $1.00 per share (“Common Stock”), of Valmont Industries, Inc. (the “Registrant”) to be issued under the Valmont 2022 Stock Plan. In addition to the shares set forth in the table, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares registered includes an indeterminate number of additional shares of Common Stock which may become issuable by reason of any stock split, stock dividend, recapitalization or similar transaction.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act and based upon the average of the high and low sales prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on April 22, 2022.